Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for the Quarter Ended December 31, 2013

Fiscal Third Quarter Highlights:

•	Net investment income per share for the quarter was $0.22, compared to $0.22 for the quarter ended September 30, 2013

•	Net asset value per share at the end of the quarter was $8.57, compared to $8.30 at September 30, 2013, a 3.3% increase

•	Declared a dividend of $0.20 per share for the quarter

•	Invested $630 million during the quarter, substantially driven by primary originations

•	Net investment activity was $86 million for the quarter

New York, NY — February 6, 2014 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its third fiscal quarter ended December 31, 2013. The Company’s net investment income was $0.22 per share for the quarter ended December 31, 2013, compared to $0.22 for the quarter ended September 30, 2013. The Company’s net asset value (“NAV”) was $8.57 per share as of December 31, 2013, up from $8.30 at September 30, 2013.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the third fiscal quarter of 2014, payable on April 7, 2014 to stockholders of record as of March 21, 2014. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, commented, “We are pleased to report solid net investment income and a meaningful increase in net asset value. Given the broader credit environment, we remained highly selective with a focus on primary secured debt, which we believe offers the most attractive risk adjusted return. We also utilized the strength in the markets to monetize select higher risk positions.”

FINANCIAL HIGHLIGHTS FOR THE QUARTER ENDED DECEMBER 31, 2013

Select Balance Sheet Data
	December 31, 2013	September 30, 2013	March 31, 2013
Total assets	$3.38 billion	$3.14 billion	$2.94 billion
Investment portfolio	$3.18 billion	$3.03 billion	$2.85 billion
Debt	$1.26 billion	$1.08 billion	$1.16 billion
Net assets	$1.93 billion	$1.86 billion	$1.68 billion
Net asset value per share	$8.57	$8.30	$8.27
Debt-to-equity	0.66 x	0.58 x	0.69 x
Leverage Ratio (1)	0.65 x	0.62 x	0.70 x

(1)	The Company’s leverage ratio is defined as debt outstanding plus payable for investments purchased and cash equivalents, plus due to custodian, less receivable for investments sold, less cash equivalents, less cash, less foreign currency, divided by total net assets.

Portfolio Activity and Portfolio Companies
	Three months ended December 31, 2013	Nine months ended December 31, 2013
Investments made during the period	$630 million	$1,830 million
Investments sold	$(293) million	$(683) million

Net activity before repaid investments	$337 million	$1,147 million
Investments repaid	$(251) million	$(912) million

Net investment activity	$86 million	$235 million
Portfolio companies, at beginning of period	93	81
New portfolio companies	21	56
Exited portfolio companies	13	36
Portfolio companies, at end of period	101	101

Operating Results
	Three months ended December 31, 2013	Nine months ended December 31, 2013
(in thousands)
Net investment income	$49,683	$151,636
Net realized and unrealized gain	$56,055	$49,331

Net increase in net assets from operations	$105,738	$200,967
(per share)
Net investment income per share	$0.22	$0.69
Net realized and unrealized gain per share	$0.25	$0.21

Earnings per share – basic	$0.47	$0.90
Earnings per share – diluted	$0.45	$0.88

CONFERENCE CALL / WEBCAST AT 12:00 PM EST ON FEBRUARY 6, 2014

The Company will host a conference call on Thursday, February 6, 2014 at 12:00 p.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 31296461 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through February 18, 2014 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 31296461. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

Our portfolio and investment activity for the three months ended December 31, 2013 and 2012 is as follows:

(amounts in millions)	For the three months ended December 31, 2013	For the three months ended December 31, 2012
Investments made in portfolio companies (1)	$630	$515
Investments sold	(293)	(307)

Net activity before repaid investments	337	208
Investments repaid	(251)	(204)

Net investment activity	$86	$4

Portfolio companies, at beginning of period	93	70
Number of investments in new portfolio companies	21	16
Number of exited companies	13	14

Portfolio companies, at end of period	101	72

Number of investments in existing portfolio companies	22	13

(1)	Investments were made through a combination of primary and secondary market purchases.

Our portfolio composition and weighted average yields at December 31, 2013 and at March 31, 2013 are as follows:

	December 31, 2013	March 31, 2013
Portfolio composition, measured at fair value:
Secured debt	51%	44%
Unsecured debt	32%	43%
Structured products and other	7%	7%
Common equity, preferred equity and warrants	10%	6%
Weighted average yields, at current cost basis, exclusive of securities on non-accrual status:
Secured debt portfolio	11.3%	11.2%
Unsecured debt portfolio	11.5%	12.7%
Total debt portfolio	11.4%	11.9%
Income-bearing investment portfolio composition, measured at fair value:
Fixed rate amount	$1.7 billion	$1.6 billion
Floating rate amount	$1.1 billion	$0.9 billion
Fixed rate %	61%	64%
Floating rate %	39%	36%
Income-bearing investment portfolio composition, measured at cost:
Fixed rate amount	$1.7 billion	$1.6 billion
Floating rate amount	$1.1 billion	$0.9 billion
Fixed rate %	62%	65%
Floating rate %	38%	35%

Since the initial public offering of Apollo Investment in April 2004, and through December 31, 2013, invested capital totaled $12.2 billion in 271 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	December 31, 2013 (unaudited)	March 31, 2013
Assets
Non-controlled/non-affiliated investments, at fair value (cost—$2,620,699 and $2,550,091, respectively)	$2,643,893	$2,414,307
Non-controlled /affiliated investments, at fair value (cost—$164,914 and $124,006, respectively)	156,038	125,674
Controlled investments, at fair value (cost—$394,787 and $345,204, respectively)	383,680	310,418

Total investments	3,183,611	2,850,399
Cash	12,612	3,902
Foreign currency (cost—$2,211 and $2,293, respectively)	2,235	2,295
Receivable for investments sold	99,600	5,713
Interest receivable	40,626	51,990
Dividends receivable	6,848	2,703
Deferred financing costs	33,171	26,990
Prepaid expenses and other assets	998	320

Total assets	$3,379,700	$2,944,312

Liabilities
Debt	$1,261,292	$1,156,067
Payable for investments purchased	99,134	26,021
Dividends payable	44,948	40,578
Management and performance-based incentive fees payable	29,344	26,509
Interest payable	14,150	12,012
Accrued administrative expenses	1,315	2,219
Other liabilities and accrued expenses	4,178	3,517

Total liabilities	$1,454,361	$1,266,923

Net Assets
Common stock, par value $.001 per share, 400,000,000 and 400,000,000 common shares authorized, respectively, and 224,741,351 and 202,891,351 issued and outstanding, respectively	$225	$203
Paid-in capital in excess of par	3,115,442	2,933,636
Over-distributed net investment income	(27,392)	(44,183)
Accumulated net realized loss	(1,162,621)	(1,053,080)
Net unrealized depreciation	(315)	(159,187)

Total net assets	$1,925,339	$1,677,389

Total liabilities and net assets	$3,379,700	$2,944,312

Net asset value per share	$8.57	$8.27

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$76,347	$73,186	$231,136	$215,905
Dividends	1,172	84	5,866	4,680
Other income	2,983	5,121	9,675	13,577
From non-controlled/affiliated investments:
Interest	1,001	59	2,730	59
Dividends	5,964	2,647	15,528	4,147
From controlled investments:
Interest	5,767	1,772	16,345	4,559
Dividends	914	343	3,174	4,407
Other income	413	—	487	43

Total investment income	$94,561	$83,212	$284,941	$247,377

EXPENSES:
Management fees	$15,932	$13,855	$46,044	$41,539
Performance-based incentive fees	11,469	10,346	35,464	30,804
Interest and other debt expenses	17,366	14,651	50,682	42,757
Administrative services expense	1,410	1,118	3,616	2,637
Other general and administrative expenses	2,097	1,860	6,203	6,424

Total expenses	48,274	41,830	142,009	124,161
Management and performance-based incentive fees waived	(3,375)	(698)	(8,675)	(2,078)
Expense reimbursements	(21)	—	(29)	—

Net expenses	44,878	41,132	133,305	122,083

Net investment income	$49,683	$42,080	$151,636	$125,294

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS, DERIVATIVES AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$4,205	$(10,366)	$(120,551)	$(69,380)
Foreign currencies	(538)	1,061	2,469	669
Derivatives	—	—	8,541	—

Net realized gain (loss)	3,667	(9,305)	(109,541)	(68,711)

Net change in unrealized depreciation/appreciation:
Investments and cash equivalents	54,395	(51,309)	172,000	(14,426)
Foreign currencies	(2,007)	(4,210)	(13,128)	(3,506)
Derivatives	—	—	—	—

Net change in unrealized depreciation/appreciation	52,388	(55,519)	158,872	(17,932)

Net realized and unrealized gain (loss) from investments, cash equivalents, derivatives and foreign currencies	56,055	(64,824)	49,331	(86,643)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$105,738	$(22,744)	$200,967	$38,651

EARNINGS PER SHARE – BASIC	$0.47	$(0.11)	$0.90	$0.19

EARNINGS PER SHARE – DILUTED	$0.45	$(0.11)	$0.88	$0.19

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments including secured and unsecured loans, mezzanine investments and/or equity in private middle market companies. The Company may also invest in the securities of public companies and structured products such as collateralized loan obligations. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com